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Exhibit 23.2

CONSENT OF KPMG LLP

The Board of Directors
Zebra Technologies Corporation:

        We consent to the incorporation by reference in this registration statement on Form S-8 of Zebra Technologies Corporation of our report dated June 21, 2002 relating to the statements of net assets available for benefits of Zebra Technologies Corporation Profit Sharing and Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule, which report appears in the December 31, 2001 Annual Report on Form 11-K of Zebra Technologies Corporation Profit Sharing and Savings Plan.

/s/ KPMG LLP

Chicago, Illinois
December 16, 2002

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  Exhibit 23.2